EXECUTION VERSION

961-3010001-001

DATE: 25 SEPTEMBER 2018
GUARANTEE

Between GOLAR POWER LIMITED and GOLAR LNG LIMITED (as Guarantors) and COMPASS SHIPPING 23 CORPORATION LIMITED (as Owner)

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TABLE OF CONTENTS
1.Definitions and Interpretation    1
Definitions1
Construction1
Third Party Rights3
2.Guarantee and Indemnity    3
Guarantee and Indemnity3
Illegality4
3.Expenses, Stamp Taxes and Indemnities    4
Expenses4
Stamp Taxes4
General Indemnity4
Currency Indemnity4
Value Added Tax5
4.Effectiveness of Guarantee    5
Continuing Guarantee5
Cumulative Rights5
Reinstatement5
Waiver of Defences6
Guarantor Intent6
Immediate Recourse7
Suspense Account7
Deferral of Guarantors’ Rights7
No Security Held by Guarantors8
5.Representations    8
6.General Undertakings    9
General9
Authorisations9
Compliance with Laws and Regulations9
Notification of Default9
Financial Covenants9
7.Further Assurance    11
8.Power of Attorney    11
Appointment and Powers11
Ratification11
9.Application of Moneys    12
Order of Application12
Appropriations12
New Accounts12
Currency Conversion12

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10.Set-Off    12
11.Payments    13
Manner of Payments13
No Set-Off by Guarantors13
Tax Gross-Up13
12.Certificates and Determinations    13
13.Partial Invalidity    13
14.Remedies and Waivers    14
15.Notices    14
Notices14
Addresses for Notices14
16.No Reliance by the Guarantors    15
17.Counterparts    16
18.Assignment    16
19.Governing Law    16
20.Enforcement    16
Jurisdiction16
Service of Process16
Schedule 118
Form of Compliance Certificate18

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THIS DEED OF GUARANTEE is made on the 25 day of September 2018
BETWEEN:

(1)
GOLAR POWER LIMITED, registered in Bermuda with company number 51481, whose registered office is situated at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM11, Bermuda (“Golar Power”);

(2)
GOLAR LNG LIMITED, registered in Bermuda with company number 30506, whose registered office is situated at 2nd Floor, S.E. Pearman Building, 9 Par-La-Ville Road, Hamilton, HM11, Bermuda (“Golar LNG”) (Golar Power and Golar LNG together the “Guarantors” and each a “Guarantor”); and

(3)
COMPASS SHIPPING 23 CORPORATION LIMITED, registered in the Marshall Islands with company number 93826, whose registered office is situated at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Owner”).

WHEREAS:

(A)
Each Guarantor enters into this Guarantee in connection with a bareboat charter dated on or about the date hereof and made between the Owner, as owner, and the Charterer, as charterer, in respect of the Vessel (the “Bareboat Charter”).

(B)	The Board of Directors of each Guarantor is satisfied that the giving of this Guarantee is in the interests of that Guarantor and each Board of Directors has passed a resolution to that effect.
NOW IT IS AGREED as follows:

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11.	DEFINITIONS AND INTERPRETATION
Definitions

11.1	Terms defined in the Bareboat Charter shall, unless otherwise defined in this Guarantee, have the same meanings when used in this Guarantee and in addition in this Guarantee:
“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
“Charterer” means Golar FSRU8 Corporation.
“Compliance Certificate” means a compliance certificate substantially in the form set out in Schedule 1 (Form of Compliance Certificate).
“Guaranteed Liabilities” means all present and future indebtedness, moneys, obligations and liabilities, financial or otherwise, of or from the Relevant Persons to the Owner under the Pertinent Documents in whatever currency denominated, whether actual or contingent and whether owed jointly or severally or as principal or as surety or in some other manner or capacity, including, without limitation, all costs (including legal fees), charges, expenses and damages sustained or incurred by the Owner in relation to the enforcement or recovery or attempted enforcement or recovery of any indebtedness or moneys owing, or any obligations or liabilities incurred, by the Relevant Persons to the Owner under the Pertinent Documents in each case on a full indemnity basis.
Construction

11.2	Any reference in this Guarantee to:

1.2.1	the “Owner”, any “Guarantor”, the “Charterer”, any “Relevant Person” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

1.2.2	an “asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

1.2.3	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.4
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.5
a “regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.2.6
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;

1.2.7	a provision of law is a reference to that provision as amended or re-enacted; and

1.2.8	words and expressions not otherwise defined in this Guarantee shall, where the context permits, be construed in accordance with the provisions of the Companies Act 2006.

11.3	Clause and Schedule headings are for ease of reference only.

11.4
Any reference in this Guarantee to any Pertinent Document or any other agreement or other document shall be construed as a reference to that Pertinent Document or that other agreement or document as the same may have been, or may from time to time be, restated, varied, amended, extended, supplemented, substituted, novated or assigned, whether or not as a result of any of the same:

1.4.1
there is an increase or decrease in any facility, purchase price or funding made available under any Pertinent Document or other agreement or document or an increase or decrease in the period for which any facility, purchase price or funding is available or in which it is repayable;

1.4.2	any additional, further or substituted facility, purchase price or funding to or for such facility, purchase price or funding is provided;

1.4.3	any rate of interest, commission or fees or relevant purpose is changed;

1.4.4	the identity of the parties is changed;

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1.4.5	the identity of the providers of any security is changed;

1.4.6	there is an increased or additional liability on the part of any person; or

1.4.7	a new agreement is effectively created or deemed to be created.

11.5
Any reference in this Guarantee to “this Guarantee” shall be deemed to be a reference to this deed of guarantee as a whole and not limited to the particular Clause, Schedule or provision in which the relevant reference appears and to this Guarantee as restated, varied, amended, extended, supplemented, substituted, novated or assigned from time to time and any reference in this Guarantee to a “Clause” or a “Schedule” is, unless otherwise provided, a reference to a Clause or a Schedule of this Guarantee.

11.6	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

11.7	Where any provision of this Guarantee is stated to include one or more things, that shall be by way of example or for the avoidance of doubt only and shall not limit the generality of that provision.

11.8	It is intended that this document shall take effect as and be a deed of each Guarantor notwithstanding the fact that the Owner may not execute this document as a deed.

11.9
Any change in the constitution of the Owner or its absorption of or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person shall not in any way prejudice or affect its rights under this Guarantee.

11.10
Any liberty or power which may be exercised or any determination which may be made under this Guarantee by the Owner may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

Third Party Rights

11.11
Nothing in this Guarantee is intended to confer on any person any right to enforce or enjoy the benefit of any provision of this Guarantee which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

12.	GUARANTEE AND INDEMNITY
Guarantee and Indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:

2.1.1	guarantees to the Owner punctual payment, performance and discharge by the Relevant Persons of all of the Guaranteed Liabilities;

2.1.2
undertakes with the Owner that whenever a Relevant Person does not pay any amount or perform or discharge any obligation in respect of any of its Guaranteed Liabilities when due or required, that Guarantor shall within three (3) Business Days of receipt of a demand pay that amount or perform or discharge that obligation as if it was the principal obligor; and

2.1.3
agrees with the Owner that if, for any reason, any amount claimed by the Owner under this Clause 2 is not recoverable on the basis of a guarantee, that Guarantor shall be liable as a principal debtor and primary obligor to indemnify the Owner on demand against any cost, loss or liability the Owner incurs as a result of a Relevant Person not paying, performing or discharging any amount or obligation expressed to be payable by it or otherwise due from it in respect of any of its Guaranteed Liabilities on the date when it is expressed to be due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

Illegality

12.2	The covenants contained in this Clause 2 shall not extend to or include any liability or sum which would otherwise cause any such covenant to be unlawful or prohibited by any applicable law.

13.	EXPENSES, STAMP TAXES AND INDEMNITIES
Expenses

13.1
Each Guarantor shall within three (3) Business Days of receipt of a demand by the Owner pay to the Owner the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of this Guarantee and any other documents referred to in this Guarantee and in responding to, evaluating, negotiating or complying with, any request for an amendment, waiver, consent, discharge or release made by that Guarantor in relation to this Guarantee.

13.2
Each Guarantor shall within three (3) Business Days of receipt of a demand by the Owner pay to the Owner the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the defence, protection and/or preservation of, any rights, remedies and powers under this Guarantee and any proceedings instituted by or against the Owner as a consequence of taking or holding this Guarantee or enforcing any such rights, powers and remedies.

Stamp Taxes

13.3
Each Guarantor shall pay, and shall within three (3) Business Days of receipt of a demand indemnify the Owner against any cost, loss or liability it incurs in relation to, all stamp duty, registration and similar taxes payable in connection with the entry into, performance or enforcement, of this Guarantee or any judgment given in connection with this Guarantee.

General Indemnity

13.4	Each Guarantor shall promptly indemnify the Owner and its managers, agents, officers and employees against any cost, loss or liability incurred by any of them as a result of:

3.4.1
any default or delay by that Guarantor in the performance of any of the obligations expressed to be assumed by it in this Guarantee or any of the representations and warranties expressed to be made by it in this Guarantee being untrue or misleading;

3.4.2	the taking, holding, protection or enforcement of this Guarantee; and

3.4.3	the exercise of any of the rights, powers, discretions and remedies vested in the Owner by this Guarantee, unless arising out of the gross negligence or wilful misconduct of the Owner or its managers, agents, officers and employees.
Currency Indemnity

13.5
If any sum owing by any Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

3.5.1	making or filing a claim or proof against that Guarantor;

3.5.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, or

3.5.3	applying the Sum in satisfaction of any of the Guaranteed Liabilities, the relevant Guarantor shall as an independent obligation, within five (5) Business Days of demand, indemnify the Owner against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(a)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(b)	the rate or rates of exchange available to the Owner at the time of its receipt of any amount paid to it in satisfaction, in whole or in part, of such claim, proof, order, judgment or award.

13.6
Each Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is denominated or, if different, is expressed to be payable.

Value Added Tax

13.7
Any cost or expense referred to in this Clause 3 is exclusive of any value added tax that might be chargeable in connection with that cost or expense. If any value added tax is so chargeable, it shall be paid by the relevant Guarantor at the same time as it pays the relevant cost or expense.

14.	EFFECTIVENESS OF GUARANTEE
Continuing Guarantee

14.1
This Guarantee shall remain in full force and effect as a continuing guarantee for the Guaranteed Liabilities, unless and until discharged by the Owner, and will extend to the ultimate balance of all the Guaranteed Liabilities, regardless of any intermediate payment or discharge in whole or in part.

Cumulative Rights

14.2
This Guarantee and all rights, powers and remedies of the Owner provided by or pursuant to this Guarantee shall be cumulative and in addition to, independent of, and not in any way prejudiced by, any other guarantee or security now or subsequently held by the Owner in respect of the Guaranteed Liabilities. No prior guarantee or security held by the Owner or any contractual or other legal rights of the Owner shall be superseded by, supersede or merge into, this Guarantee.

Reinstatement

14.3
If any discharge, release or arrangement (whether in respect of the obligations of any Relevant Person or any security for those obligations or otherwise) is made by the Owner in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.4	The Owner may concede or compromise any claim that any payment or any discharge is liable to avoidance or restoration.

14.5
This Guarantee will remain the property of the Owner after any payment by a Guarantor or any discharge given by the Owner (whether in respect of the obligations of the Charterer or any other Relevant Person or any security for those obligations or otherwise).

Waiver of Defences

14.6
Neither the obligations of any Guarantor under this Guarantee nor the rights, powers and remedies of the Owner provided by or pursuant to this Guarantee will be affected by an act, omission, matter or thing which, but for this Clause 4.6, would reduce, release or prejudice any of its obligations under this Guarantee or any of those rights, powers and remedies (without limitation and whether or not known to it or the Owner) including:

4.6.1	any time, waiver or consent granted to, or composition with, any Relevant Person or any other person;

4.6.2	the release of any Relevant Person or any other person under the terms of any composition or arrangement with any creditor of any member of the Golar Group;

4.6.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Relevant Person or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

4.6.4	any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, any Relevant Person or any other person;

4.6.5
any variation, amendment, novation, supplement, extension (whether of maturity or otherwise), substitution, restatement (however fundamental and whether or not more onerous) or replacement of any Pertinent Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in, any facility or the addition of any new facility under any Pertinent Document or other document or security;

4.6.6	any unenforceability, illegality or invalidity of any obligation of any Relevant Person or any other person under any Pertinent Document or any other document or security; or

4.6.7	any insolvency or similar proceedings.
Guarantor Intent

14.7
Without prejudice to the generality of Clause 4.6 (Waiver of Defences), each Guarantor expressly confirms that it intends that the guarantee constituted by this Guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any Pertinent Document and/or any facility, purchase price, funding or amount made available under any Pertinent Document including, without limitation, any of the same which are for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; and/or any other variation or extension of the purposes for which any such facility or amount might be made available from time to time, together with any fees, costs and/or expenses associated with any of the foregoing.

Immediate Recourse

14.8
Each Guarantor waives any right it may have of first requiring the Owner to proceed against or enforce any other rights or security or claim payment from any Relevant Person or any other person or file any proof or claim in any insolvency, administration, winding up or liquidation proceedings relating to such Relevant Person or any other person before claiming from it under this Guarantee. This waiver applies irrespective of any law or any provision of any Pertinent Document to the contrary.

Suspense Account

14.9
Until all the Guaranteed Liabilities, and all amounts which may be or become due and payable in respect of the Guaranteed Liabilities, have been unconditionally and irrevocably paid, performed or discharged in full, the Owner may:

4.9.1	without affecting the liability of any Guarantor under this Guarantee:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Guaranteed Liabilities; or

(b)
apply and enforce the same in such manner and order as it sees fit (whether against the Guaranteed Liabilities or otherwise) and no Guarantor shall be entitled to direct the appropriation of any such moneys, security or rights or to enjoy the benefit of the same; and/or

4.9.2
hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability in respect of the Guaranteed Liabilities. Amounts standing to the credit of any such suspense account shall bear interest at a rate reasonably considered by the Owner to be a fair market rate.

Deferral of Guarantors’ Rights

14.10
Until all the Guaranteed Liabilities, and all amounts which may be or become due and payable in respect of the Guaranteed Liabilities, have been unconditionally and irrevocably paid, performed or discharged in full and unless the Owner otherwise directs, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee to:

4.10.1	be indemnified by the Charterer;

4.10.2	claim any contribution from any other guarantor of the obligations of the Charterer under any Pertinent Document;

4.10.3
take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights under any Pertinent Document or of any other guarantee or security taken pursuant to, or in connection with, any Pertinent Document by the Owner;

4.10.4
bring legal or other proceedings for an order requiring by a Relevant Person to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2 (Guarantee and Indemnity);

4.10.5	exercise any right of set-off against a Relevant Person; and/or

4.10.6	claim, rank, prove or vote as a creditor of a Relevant Person or in its or their estate in competition with the Owner (or any trustee or agent on its behalf).

14.11
If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all the Guaranteed Liabilities, and all amounts which may be or become due and payable in respect of the Guaranteed Liabilities, to be paid, performed or discharged in full on trust for the Owner and shall promptly pay or transfer the same to the Owner or as the Owner may direct for application in accordance with Clause 9.1 (Order of Application).

No Security Held by Guarantors

14.12
No Guarantor shall take or receive any security from a Relevant Person or any other person in connection with its liability under this Guarantee. However, if any such security is so taken or received by any Guarantor:

4.12.1
it shall be held by that Guarantor on trust for the Owner, together with all moneys at any time received or held in respect of such security, for application in or towards payment and discharge of the Guaranteed Liabilities; and

4.12.2	on demand by the Owner, the relevant Guarantor shall promptly transfer, assign or pay to the Owner all security and all moneys from time to time held on trust by it under this Clause 4.12.

15.	REPRESENTATIONS

15.1	Each Guarantor represents and warrants to the Owner as of the date hereof, on the Delivery Date and (in respect of Clauses 5.1.1 and 5.1.10 only) on each Payment Date as follows:

5.1.1	it is duly incorporated and validly existing under the laws of its state of incorporation;

5.1.2	it is not a Restricted Person nor is it in any way identified, either specifically or by reference, on any applicable Sanctions List issued by a Sanctions Authority;

5.1.3	it does not employ any officer which is a Restricted Person;

5.1.4	it has the corporate capacity, and has taken all corporate action and obtained all consents necessary:

(a)	to execute this Guarantee;

(b)	to make all the payments contemplated by, and to comply with, this Guarantee;

5.1.5	all the consents referred to in Clause 5.1.4 remain in force and nothing has occurred which makes this Guarantee liable to revocation;

5.1.6
this Guarantee constitutes its legal, valid and binding obligations enforceable against it in accordance with this Guarantee’s respective terms subject to the Legal Reservations and any relevant insolvency laws affecting creditors’ rights generally;

5.1.7
subject to the Legal Reservations, no third party has any Security Interest, other than the Permitted Security Interests or Security Interests to which the Owner has consented, or any other interest, right or claim over, in or in relation to this Guarantee or the Vessel or any moneys payable hereunder;

5.1.8
except for those disclosed, no legal or administrative action involving it has been commenced or taken which would reasonably likely to be adversely determined or, to the best of its knowledge, is likely to be commenced or taken which if so adversely determined might reasonably be expected to result in a material adverse effect on the its ability to perform its obligations under this Guarantee;

5.1.9
it has paid all taxes applicable to, or imposed on or in relation to it, its business or the Vessel, except for those being contested in good faith with adequate reserves or which if unpaid would not materially and adversely affect its ability to perform its obligations under this Guarantee;

5.1.10	subject to the Legal Reservations, the choice by it of English law to govern this Guarantee and the agreement by it to refer disputes to English courts are valid and binding;

5.1.11
neither it nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

5.1.12
its obligations under this Guarantee are its direct, general and unconditional obligations and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of it save for any obligation which is mandatorily preferred by law and not by virtue of any contract; and

5.1.13	no Termination Event has occurred which is continuing on the date of this Guarantee.

16.	GENERAL UNDERTAKINGS
General

16.1	The undertakings in this Clause 6 remain in force from the date of this Guarantee for so long as any amount is outstanding under this Guarantee.
Authorisations

16.2
Each Guarantor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, and supply certified copies to the Owner of, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Guarantee and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Guarantee.

Compliance with Laws and Regulations

16.3
Each Guarantor shall comply in all respects with all Applicable Laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Guarantee.

Notification of Default

16.4	Each Guarantor shall notify the Owner of any breach of any of the provisions of this Guarantee (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
Financial Covenants

16.5	Financial covenant definitions:
“Cash Equivalents” means:

(a)	deposits with first class international banks the maturity of which does not exceed twelve (12) months;

(b)	tradeable bonds, certificates of deposit and other money market instruments or securities issued or guaranteed by the Norwegian or United States Governments; and

(c)	any other instrument approved by the Owner;
“Current Assets” means as at any date of determination, all of the short term assets of the Golar LNG Group determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Golar LNG Group and calculated on the same basis as was applied in the most recent audited annual financial statements and quarterly financial statements of the Golar LNG Group delivered pursuant to clause 36.1 of the Bareboat Charter but using the information current as at the relevant date of determination;
“Current Liabilities” means, as at any date of determination, all of the short term liabilities of the Golar LNG Group (less the current portion of long-term debt, the current portion of long-term capital lease obligations and mark to market swap valuations and excluding in all respects the Leasing Loans) determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for Golar LNG Group and calculated on the same basis as was applied in the most recent audited annual financial statements and quarterly financial statements of the Golar LNG Group delivered pursuant to clause 36.1 of the Bareboat Charter but using the information current as at the relevant date of determination;
“Free Liquid Assets” means cash or Cash Equivalents freely available for use by Golar LNG and/or any other member of the Golar LNG Group for any lawful purpose without restriction (other than any restriction arising exclusively from any covenant to maintain a minimum level of free cash or Cash Equivalents similar to that in Clause 6.6) notwithstanding any Security Interest, right of set-off or agreement with any other party, where:

(d)
the value of Cash Equivalents shall be deemed to be their quoted price, as at any date of determination, on any recognised exchange (being an exchange recognised and approved by the Owner) on which the same are listed or any dealing facility through which the same are generally traded; and

(e)
any cash or Cash Equivalents denominated in a currency other than dollars shall be deemed to have a value in dollars equal to the dollar equivalent thereof at the rate of exchange published daily by the Account Bank as at any date of determination;

“Golar LNG Group” means Golar LNG and each of its subsidiaries;
“Leasing Loans” means, in relation to any sale and leaseback transaction from time to time entered into by any member of the Golar LNG Group, any short term funding or loans incurred by the special purpose entity acting as lessor (wholly owned by the relevant leasing group) in such sale and leaseback transaction which that member of the Golar LNG Group is required to include in its balance sheet pursuant to the “Variable Interest Entity” account convention in GAAP; and
“Tangible Net Worth” means, as at any date of determination, the value of total stockholders’ equity employed of the Golar LNG Group determined in accordance with applicable GAAP on a consolidated basis as shown in the balance sheet for the Golar LNG Group set out in the most recent audited annual financial statements and quarterly financial statements of the Golar LNG Group delivered pursuant to clause 36.1 of the Bareboat Charter.

16.6	Golar LNG shall ensure that at all times during the Charter Period:

6.6.1	its Tangible Net Worth shall be equal to or greater than $450,000,000;

6.6.2	the aggregate value of its Free Liquid Assets shall total not less than $50,000,000; and

6.6.3	the ratio of Current Assets to Current Liabilities of the Golar LNG Group (on a consolidated basis) shall be not less than 1:1.

16.7
On or within five (5) Business Days of each Payment Date, Golar LNG shall deliver a duly completed Compliance Certificate to the Owner signed by two (2) of its authorised signatories on its behalf setting out:

6.7.1	its Tangible Net Worth;

6.7.2	its Free Liquid Assets; and

6.7.3	the ratio of Current Assets to Current Liabilities of the Golar LNG Group (on a consolidated basis).

16.8
Within seven (7) Business Days of receiving a Compliance Certificate, the Owner must notify Golar LNG whether it agrees with the calculations set out in that Compliance Certificate, otherwise the Owner will be deemed to have agreed with the calculations.

16.9
If the Owner does not agree with any calculation in a Compliance Certificate, the Owner and Golar LNG shall consult in good faith to agree the relevant calculation as soon as possible. If not agreed within ten (10) Business Days of notification by the Owner under Clause 6.8 above, the matter will at the Guarantors’ expense be referred to the relevant Guarantor’s auditor whose written determination addressed to the Owner and the Guarantors shall (except in the case of fraud or manifest error) be final and binding.

17.	FURTHER ASSURANCE
Each Guarantor shall promptly do all such acts and execute all such documents as the Owner may reasonably specify (and in such form as the Owner may reasonably require in favour of the Owner or its nominee(s)) to facilitate the exercise of any rights, powers and remedies of the Owner provided by or pursuant to this Guarantee.

18.	POWER OF ATTORNEY
Appointment and Powers

18.1
Each Guarantor, by way of security, irrevocably appoints the Owner and its managers, agents, officers and employees severally and independently to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

8.1.1	carrying out any obligation imposed on that Guarantor by this Guarantee; and

8.1.2	enabling the Owner to exercise any of the rights, powers, authorities and discretions conferred on it by or pursuant to this Guarantee.

18.2	The power of attorney in this Clause 8 may only be exercised upon the occurrence of a Termination Event which is continuing.
Ratification

18.3	Each Guarantor shall ratify and confirm whatever any attorney does or purports to do pursuant to its appointment under Clause 8.1 (Appointment and Powers).

19.	APPLICATION OF MONEYS
Order of Application

19.1	All moneys received or recovered by the Owner (or its nominees) pursuant to this Guarantee shall be applied in the following order:

9.1.1
in or towards payment of all costs, losses, liabilities and expenses of the Owner under and incidental to this Guarantee and the exercise of any of its rights and powers, and all outgoings paid by it, under this Guarantee; and

9.1.2	in or towards payment of all other Guaranteed Liabilities or such part of them as is then due and payable to the Owner in accordance with the order of application set out in the Bareboat Charter.
Appropriations

19.2	Clause 9.1 (Order of Application) will override any appropriation made by any Guarantor.
New Accounts

19.3
If the Owner has made demand on any Guarantor under this Guarantee or if the Owner at any time receives, or is deemed to have received, notice of any other matter which may cause this Guarantee to cease to be a continuing guarantee, the Owner may open a new account in the name of the Charterer.

19.4
If the Owner does not open a new account, it shall nevertheless be treated as if it had done so at the time when the Owner made such demand or, as the case may be, the Owner received, or was deemed to have received, such notice. As from that time all payments made by or on behalf of the Charterer to the Owner shall be credited or be treated as having been credited to the new account of the Charterer and not as having been applied in reduction of the Guaranteed Liabilities.

Currency Conversion

19.5
For the purpose of or pending the discharge of any of the Guaranteed Liabilities, the Owner may (in its absolute discretion) convert any moneys received or recovered by it pursuant to this Guarantee or any moneys subject to application by it pursuant to this Guarantee from one currency to another and any such conversion shall be made at the Owner’s spot rate of exchange for the time being for obtaining such other currency with the first currency and the Guaranteed Liabilities shall be discharged only to the extent of the net proceeds of such conversion realised by the Owner. Nothing in this Guarantee shall require the Owner to make, or shall impose any duty of care on the Owner in respect of, any such currency conversion.

110.	SET-OFF
Without limiting any other rights conferred on the Owner by law or by any other agreements entered into with any Guarantor, the Owner may (but shall not be obliged to) set off any matured obligation due from any Guarantor under this Guarantee (to the extent beneficially owned by the Owner) against any obligation (whether matured or not) owed by the Owner to that Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If the obligation owed by the Owner is unliquidated or unascertained, the Owner may set off in an amount estimated by it in good faith to be the amount of that obligation.

111.	PAYMENTS
Manner of Payments

111.1
Each Guarantor shall make all payments required to be made by it under this Guarantee available to the Owner (unless a contrary indication appears in this Guarantee) for value on the due date at the time and in such funds specified by the Owner as being customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be made in the currency in which the relevant indebtedness is denominated or, if different, is expressed to be payable and to such account in the principal financial centre of the country of that currency with such bank as the Owner specifies.

No Set-Off by Guarantors

111.2	All payments to be made by any Guarantor under this Guarantee shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
Tax Gross-Up

111.3
Each Guarantor shall make all payments to be made by it under this Guarantee without any deduction or withholding for or on account of tax (excluding any FATCA Deduction), unless such a deduction or withholding is required by law. Each Guarantor, promptly upon becoming aware that it must make such a deduction or withholding (or that there is any change in the rate or the basis of such a deduction or withholding), shall notify the Owner accordingly.

111.4
If a deduction or withholding for or on account of tax from a payment under this Guarantee is required by law to be made by any Guarantor, the amount of the payment due from that Guarantor shall be increased to an amount which (after making any such deduction or withholding) leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.

111.5
If any Guarantor is required to make a deduction or withholding for or on account of tax from a payment under this Guarantee, that Guarantor shall make that deduction or withholding and any payment required in connection with that deduction or withholding within the time allowed and in the minimum amount required by law. Within thirty (30) days of making such a deduction or withholding or any payment required in connection with that deduction or withholding, the relevant Guarantor shall deliver to the Owner evidence reasonably satisfactory to the Owner that the deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

112.	CERTIFICATES AND DETERMINATIONS
Any certificate or determination by the Owner of a rate or amount under this Guarantee is, in the absence of fraud or manifest error, conclusive evidence of the matters to which it relates.

113.	PARTIAL INVALIDITY
If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guarantee nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

114.	REMEDIES AND WAIVERS

114.1
No failure to exercise, nor any delay in exercising, on the part of the Owner, any right, remedy or power under this Guarantee shall operate as a waiver, nor shall any single or partial exercise of any right, remedy or power prevent any further or other exercise or the exercise of any other right, remedy or power. The rights, remedies and powers provided in this Guarantee are cumulative and not exclusive of any rights, remedies or powers provided by law.

114.2
Any amendment, waiver, consent, discharge or release by the Owner under this Guarantee must be in writing and may be given subject to any conditions thought fit by the Owner. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

11.	NOTICES
Notices

11.1
Clause 33 (Notices) of the Bareboat Charter relating to the giving of notices under the Bareboat Charter shall apply mutatis mutandis to each notice or other communication to be made or given under this Guarantee.

Addresses for Notices

11.1	The notice details for Golar Power are:

Address:	Golar Power Limited c/o Golar Management Ltd 6th Floor, The Zig Zag 70 Victoria Street London England SW1E 6SQ
Attention:	Rodrigo Fortes
Fax:	44 207 063 7901
Email:	rodrigo.fortes@golar.com

11.2	The notice details for Golar LNG are:

Address:	Golar LNG Limited c/o Golar Management Ltd 6th Floor, The Zig Zag 70 Victoria Street London England SW1E 6SQ
Attention:	Rodrigo Fortes
Fax:	44 207 063 7901
Email:	rodrigo.fortes@golar.com

11.3	The notice details for the Owner are:

Address:
Compass Shipping 23 Corporation Limited
c/o CCB Financial Leasing Corporation Limited
Ship Leasing Department
4th Floor, Building 4
ChangAnXingRong Center
No.1 Naoshikou Street
XiCheng District
Beijing 100031
People’s Republic of China

Attention:	Ms. Wenjuan Zhang
Fax:	86 10 67594102
Email:	zhangwenjuan@ccbleasing.com

12.	NO RELIANCE BY THE GUARANTORS

12.1	Each Guarantor confirms to the Owner that, in entering into this Guarantee:

2.1.1
it has not relied on any representation made by or on behalf of the Owner or any written statement, advice, opinion or information given to it in good faith by or on behalf of the Owner and the Owner shall not have any liability to that Guarantor if it has in fact done so; and

2.1.2
it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Guarantee, including but not limited to the financial condition, status and nature of the Charterer and each other Relevant Person, and it has come to its own decision, without relying on the Owner, as to the likelihood of the Charterer and each other Relevant Person paying, performing and discharging the Guaranteed Liabilities and the Owner shall not have any liability to that Guarantor if it has not in fact done so.

12.2
Each Guarantor further confirms to the Owner that the Owner has no duty or responsibility either now or in the future to provide that Guarantor with any information relating to the financial condition, status or nature of the Charterer or any other Relevant Person.

13.	COUNTERPARTS
This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee. Delivery of an electronic counterpart of this Guarantee by email attachment or telecopy shall be an effective mode of delivery.

14.	ASSIGNMENT
The Owner may assign, charge or transfer all or any of its rights under this Guarantee to the Finance Parties without the consent of the Guarantors to the extent it may do so in respect of the Bareboat Charter. The Owner may disclose any information about any Guarantor and this Guarantee as the Owner shall reasonably consider appropriate to any actual or proposed direct or indirect successor (subject to an obligation of confidentiality on the part of the recipient) or to any person to whom information is required to be disclosed by any applicable law or regulation.

15.	GOVERNING LAW
This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.

16.	ENFORCEMENT
Jurisdiction

16.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”).

16.2
Each Guarantor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary or take proceedings relating to a Dispute in any other courts.

16.3
Clauses 20.1 and 20.2 above are for the benefit of the Owner only. As a result, the Owner shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Owner may take concurrent proceedings in any number of jurisdictions.

Service of Process

16.4	Without prejudice to any other mode of service allowed under any relevant law, each Guarantor:

6.4.1
irrevocably appoints Golar Management Ltd, whose address for service is 6th Floor, The Zig Zag, 70 Victoria Street, London, England, SW1E 6SQ, as its agent for service of process in relation to any proceedings before the English courts in connection with this Guarantee; and

6.4.2	agrees that failure by an agent for service of process to notify the relevant Guarantor of the process will not invalidate the proceedings concerned.

16.5
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the relevant Guarantor must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Owner. Failing this, the Owner may appoint another agent for this purpose.

IN WITNESS of which this Guarantee has been entered into as a deed and is intended to be and is delivered on the day and year first before written.

SCHEDULE 1
Form of Compliance Certificate

To:     Compass Shipping 23 Corporation Limited
From:    Golar LNG Limited
Dated:    [●]
Dear Sirs
Guarantee between Compass Shipping 23 Corporation Limited, as beneficiary, and Golar LNG Limited and Golar Power Limited, as joint and several guarantors, relating to the bareboat charter of the FSRU “Golar Nanook” dated [●] (the “Bareboat Charter”), dated [●] (the “Guarantee”)

1.
We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

HongKong - 100034651.8    3

a.	in accordance with clause 6.6.1 of the Guarantee, the Tangible Net Worth of the Golar LNG Group is USD[●];

b.	in accordance with clause 6.6.2 of the Guarantee, the aggregate value of the Free Liquid Assets of the Golar LNG Group is USD[●]; and

c.	in accordance with clause 6.6.3 of the Guarantee, the ratio of Current Assets to Current Liabilities of the Golar LNG Group (on a consolidated basis) is [●].

3.
We attach the [annual financial statements]/[quarterly financial statements] of the Golar LNG Group provided to the Owner pursuant to clause 36.1 of the Bareboat Charter, to demonstrate our confirmations in paragraph 2 above.

Yours faithfully,
GOLAR LNG LIMITED

Signed …............…...…...…...…...…... Authorised Signatory
Signed …............…...…...…...…...…... Authorised Signatory

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EXECUTION PAGE – GUARANTEE

THE GUARANTORS

Executed and delivered as a deed by	)
GOLAR POWER LIMITED	)	/s/ Pernille Noraas
acting by Pernille Noraas	)	Attorney-in-fact
in the presence of Emmalene Fick	) )
	)	/s/ Emmalene Fick
	)	Witness

Executed and delivered as a deed by	)
GOLAR LNG LIMITED	)	/s/ Pernille Noraas
acting by Pernille Noraas	)	Attorney-in-fact
in the presence of Emmalene Fick	) )
	)	/s/ Emmalene Fick
	)	Witness

HongKong - 100034651.8    5

EXECUTION PAGE – GUARANTEE

THE OWNER

COMPASS SHIPPING 23 CORPORATION LIMITED

By:

HongKong - 100034651.8    6